UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2011

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 16, 2011, Rumford Paper Company ("Rumford"), a wholly-owned subsidiary of NewPage Corporation, and Rumford Cogeneration Company Limited Partnership, a subsidiary of Rumford, both indirect subsidiaries of NewPage Holding Corporation, entered into an Asset Sale Agreement for the sale of Rumford's cogeneration energy assets to ReEnergy Rumford LLC ("ReEnergy") for a sale price of $61 million, payable one-half in cash at closing and one-half in the form of a 10-year note receivable. The transaction also contemplates an ongoing contractual relationship between the parties, pursuant to which Rumford will supply biomass fuel to ReEnergy and ReEnergy will supply electricity and thermal energy to Rumford. The transaction is not expected to have a material affect on the operating costs of the Rumford mill. We plan to invest the net cash proceeds in our business or use the proceeds to repay indebtedness, or both, in accordance with the terms of our debt instruments. The transaction, which is expected to close at the end of the second quarter of 2011, is subject to customary conditions, including the receipt of regulatory approvals and the finalization of agreements represented by term sheets.

A copy of the news release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99.1        News Release dated March 17, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: March 17, 2011	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

NewPage Corporation

Date: March 17, 2011	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	News Release